NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE MKT LLC (the 'Exchange' or 'NYSE MKT') hereby notifies the Securities and Exchange Commission ('SEC') of its intention to remove the entire class of Common Stock (the 'Common Stock') of Tianyin Pharmaceuticals Co., Inc. (the 'Company') from listing and registration on the Exchange on May 31, 2016 pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange is taking this action because the Company had not filed with the U.S. Securities and Exchange Commission its June 30, 2015 Form 10-K and Form 10-Q filings for September 30, 2015 and December 31, 2015 within the required timeframe. 1. Section 134 and 1101 of the NYSE MKT Company Guide (the 'Company Guide') states, in part, that an issuer having securities listed on the Exchange is required to file with the Exchange all reports and other documents filed or required to be filed with the SEC. 2. The Exchange, on April 29, 2016, determined that the Common Stock should be suspended from trading after the close on April 29, 2016, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone and by letter on April 29, 2016. 3. Pursuant to the above authorization, a press release was issued April 29, 2016. An announcement was made on the 'ticker' of the Exchange at the close of the trading session on April 29, 2016 of the proposed suspension of trading in the Common Stock. Similar information was included on the Exchange's website. 4. Pursuant to Sections 1009(d) and 1203 of the Company Guide, the Company had a right to appeal to a Listings Qualification Panel (the 'Panel') the determination to delist the Common Stock, provided that it filed a written request for such a review with the Office of the General Counsel of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.